                                                                 Exhibit No. 5.1


                            Moore & Van Allen, PLLC
                          NationsBank Corporate Center
                        100 North Tryon Street, Floor 47
                            Charlotte NC 28202-4003



                                January 27, 1999



Cogentrix Energy, Inc.
9405 Arrowpoint Boulevard
Charlotte, North Carolina 28273-8110

     RE:     REGISTRATION STATEMENT ON FORM S-4,
             REGISTRATION STATEMENT NO. 333-67171
             ------------------------------------

Ladies and Gentlemen:

     We refer to the above-referenced Registration Statement under the Securities Act of 1933, as amended, filed by Cogentrix Energy, Inc., a North Carolina corporation (the "Company"), on November 12, 1998 with the Securities and Exchange Commission (the "Commission"), as amended by Amendment No. 1 to the Registration Statement filed by the Company with the Commission on the same date hereof (the "Registration Statement"), relating to the Company's offer to exchange $255 million aggregate principal amount at maturity of its outstanding 8.75% Senior Notes due 2008 for an equal principal amount at maturity of 8.75% Senior Notes due 2008. The exchange notes will be issued under the Indenture dated as of October 20, 1998 between the Company and First Union National Bank, as Trustee (the "Trustee"), a copy of which is included as Exhibit 4.2 to the Registration Statement, as supplemented by the First Supplemental Indenture dated as of October 20, 1998 between the Company and the Trustee, a copy of which is included as Exhibit 4.3 to the Registration Statement, and amended by Amendment No. 1 to the First Supplemental Indenture dated as of November 25, 1998 between the Company and the Trustee, a copy of which is included as Exhibit
4.6 to the Registration Statement. All terms not otherwise defined herein shall have the meanings set forth in the Registration Statement.

     We have examined the originals or photocopies or certified copies of such records of the Company, certificates of officers of the Company and public officials and other documents as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

     Based upon our examination mentioned above, and relying upon statements of fact contained in the documents which we have examined, it is our opinion that:

     The exchange notes have been duly and validly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and when delivered in exchange for the outstanding notes, will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of the rights of creditors generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the related Prospectus.



                                   Very truly yours,

                                   MOORE & VAN ALLEN, PLLC

                                   /s/ Moore & Van Allen, PLLC